Barnes Group Inc. / 1

Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2017 FINANCIAL RESULTS

•	Sales of $357 million, up 15%; Organic Sales up 8%

•	Operating Margin of 13.4%; Adjusted Operating Margin of 13.6%, down 380 bps

•	Diluted EPS of $0.65, down 3%; Down 7% to $0.66 on an Adjusted Basis

•	2017 Expected Sales Growth of 15.5% to 16.5%; Organic Sales Growth of 10.5% to 11.5%

•	2017 Expected Adjusted Net Income of $2.84 to $2.89 per Diluted Share; up 12% to 14% from 2016 Adjusted Net Income of $2.53 per Diluted Share

BRISTOL, Conn., October 27, 2017 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the third quarter 2017.
Third quarter 2017 net sales of $357 million were up 15% from $312 million in the prior year period driven by strong organic sales growth (1) of 8% and acquisition sales of 5%. Foreign exchange favorably impacted sales by approximately 2%. Net income for the third quarter was $35.3 million, or $0.65 per diluted share, compared to $36.8 million, or $0.67 per diluted share, a year ago. On an adjusted basis, net income was $0.66 per diluted share, down 7% from $0.71 last year. Adjusted diluted net income per share in the third quarter of 2017 excludes restructuring actions and FOBOHA short-term purchase accounting adjustments, both within our Industrial Segment, which collectively amounted to $0.01. Third quarter 2016 adjusted diluted net income per share excludes $0.03 of FOBOHA short-term purchase accounting adjustments and transaction costs in our Industrial Segment and a $0.01 charge related to a contract termination dispute in our Aerospace Segment.
A table reconciling 2017 and 2016 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“The ongoing execution of our growth strategy to create superior value for customers through highly-engineered products and innovative solutions continues to generate strong organic orders and sales growth in both our Industrial and Aerospace segments,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “When driving innovative product and process developments some operational challenges are to be expected, usually accompanied by temporary additional costs as we are experiencing in our Associated Spring business. While we are addressing those at present, our sustained order strength, favorable end markets, and record backlog position us well as we close 2017 and move into 2018,” added Dempsey.

Barnes Group Inc. / 2

Industrial

•
Third quarter 2017 sales were $240.4 million, up 15% from $208.7 million in the prior year period. Organic sales increased by 6%, primarily driven by continuing strength in our Nitrogen Gas Products and Molding Solutions businesses. Favorable foreign exchange increased sales by approximately $5.1 million, or 2%, while the FOBOHA and Gammaflux businesses collectively contributed $14.5 million, or 7%, in acquisition sales.

•
Operating profit in the third quarter was $29.3 million, down 16% from $35.0 million in the prior year period, as continuing higher costs incurred on certain programs within Engineered Components were only partially offset from the profit benefit of increased sales. The third quarter of 2017 includes FOBOHA short-term purchase accounting adjustments of approximately $0.5 million and restructuring actions related to two previously announced plant consolidations which cost $0.3 million. Excluding these items, adjusted operating profit of $30.1 million was down 18% from $36.7 million a year ago. Adjusted operating margin was 12.5%, down 510 bps, driven by lower productivity from Engineered Components and a low margin contribution from the FOBOHA business.

Aerospace

•
Third quarter 2017 sales were $116.8 million, up 14% from $102.8 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 14% due to the continuing ramp of new engine programs. In the aftermarket business, sales increased 13% as maintenance, repair and overhaul (“MRO”) and spare parts sales were both up as compared to a year ago.

•
Operating profit was $18.5 million for the third quarter of 2017, up 10% as compared to $16.9 million in the prior year period, reflecting the profit impact from higher sales volumes, productivity benefits, and the absence of contract termination dispute charges of $0.6 million taken last year, partially offset by price deflation and increased employee related expenses. Excluding the contract termination dispute costs last year, adjusted operating profit was up 6% from $17.5 million a year ago while operating margin of 15.8% was down 120 bps from an adjusted 17.0% a year ago.

•	Aerospace backlog was $718 million at the end of the third quarter of 2017, up 13% compared to a year ago and up 5% sequentially from the second quarter of 2017.

Additional Information

•	Interest expense increased $0.7 million to $3.7 million in the third quarter of 2017 primarily as a result of a higher average effective interest rate versus a year ago.

•
The Company’s effective tax rate for the third quarter was 19.1% compared with 23.6% in the third quarter of 2016 and 25.7% for the full year 2016. The primary driver of the third quarter’s lower tax rate is the settlement of tax audits along with the closure of tax years for various tax jurisdictions.

Barnes Group Inc. / 3

2017 Updated Outlook

Barnes Group now expects 2017 total revenue growth of 15.5% to 16.5% with organic revenue growth of 10.5% to 11.5% and 5% from acquisition revenues. Foreign exchange is not anticipated to have a meaningful impact for the year. Adjusted operating margins are forecasted to be approximately 15%. Adjusted earnings from continuing operations are expected to be in the range of $2.84 to $2.89 per diluted share, up 12% to 14% from 2016’s adjusted diluted earnings per share of $2.53. Further, the Company anticipates capital expenditures in the range of $55 to $60 million and cash conversion of approximately 100% of net income. For 2017, the effective tax rate is expected to be approximately 22%.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss third quarter 2017 results at 8:30 a.m. ET today, October 27, 2017. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (866) 393-4306 in the U.S. or (734) 385-2616 outside of the U.S.; Conference ID 66363146. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, October 27, 2017 until 11:59 p.m. (ET) on Friday, November 3, 2017, by dialing (404) 537-3406; Conference ID 66363146.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures;

Barnes Group Inc. / 4

and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

Barnes Group Inc. / 5

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2017	2016	% Change	2017	2016	% Change
Net sales	$357,156	$311,561	14.6	$1,063,451	$906,586	17.3

Cost of sales	236,016	198,600	18.8	692,355	582,028	19.0
Selling and administrative expenses	73,354	61,144	20.0	210,423	183,754	14.5
	309,370	259,744	19.1	902,778	765,782	17.9
Operating income	47,786	51,817	(7.8)	160,673	140,804	14.1

Operating margin	13.4%	16.6%		15.1%	15.5%

Interest expense	3,748	3,020	24.1	10,638	8,826	20.5
Other expense (income), net	357	621	(42.5)	773	24	NM
Income before income taxes	43,681	48,176	(9.3)	149,262	131,954	13.1
Income taxes	8,348	11,348	(26.4)	30,599	33,066	(7.5)
Net income	$35,333	$36,828	(4.1)	$118,663	$98,888	20.0

Common dividends	$7,518	$6,994	7.5	$22,042	$20,444	7.8

Per common share:
Net income:
Basic	$0.65	$0.68	(4.4)	$2.19	$1.82	20.3
Diluted	0.65	0.67	(3.0)	2.17	1.81	19.9
Dividends	0.14	0.13	7.7	0.41	0.38	7.9

Weighted average common shares outstanding:
Basic	54,066,509	54,206,064	(0.3)	54,140,551	54,206,798	(0.1)
Diluted	54,570,677	54,572,315	—	54,649,723	54,643,739	—
NM - Not Meaningful

Barnes Group Inc. / 6

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2017	2016	% Change		2017	2016	% Change
Net sales
Industrial	$240,390	$208,748	15.2		$719,556	$608,534	18.2
Aerospace	116,767	102,816	13.6		343,899	298,055	15.4
Intersegment sales	(1)	(3)			(4)	(3)
Total net sales	$357,156	$311,561	14.6		$1,063,451	$906,586	17.3

Operating profit
Industrial	$29,308	$34,958	(16.2)		$100,154	$99,445	0.7
Aerospace	18,478	16,859	9.6		60,519	41,359	46.3
Total operating profit	$47,786	$51,817	(7.8)		$160,673	$140,804	14.1

Operating margin			Change				Change
Industrial	12.2%	16.7%	(450)	bps.	13.9%	16.3%	(240)	bps.
Aerospace	15.8%	16.4%	(60)	bps.	17.6%	13.9%	370	bps.
Total operating margin	13.4%	16.6%	(320)	bps.	15.1%	15.5%	(40)	bps.

Barnes Group Inc. / 7

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$134,471	$66,447
Accounts receivable	325,189	287,123
Inventories	252,502	227,759
Prepaid expenses and other current assets	31,591	27,163
Total current assets	743,753	608,492

Deferred income taxes	31,942	25,433
Property, plant and equipment, net	353,945	334,489
Goodwill	685,990	633,436
Other intangible assets, net	514,331	522,258
Other assets	16,570	13,431
Total assets	$2,346,531	$2,137,539

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$16,875	$30,825
Accounts payable	127,750	112,024
Accrued liabilities	191,889	156,967
Long-term debt - current	1,689	2,067
Total current liabilities	338,203	301,883

Long-term debt	497,429	468,062
Accrued retirement benefits	91,803	109,350
Deferred income taxes	64,700	66,446
Other liabilities	24,795	23,440

Total stockholders' equity	1,329,601	1,168,358
Total liabilities and stockholders' equity	$2,346,531	$2,137,539

Barnes Group Inc. / 8

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2017	2016
Operating activities:
Net income	$118,663	$98,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,535	58,949
Gain on disposition of property, plant and equipment	(96)	(475)
Stock compensation expense	8,472	8,620
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(26,773)	(18,461)
Inventories	(11,454)	4,626
Prepaid expenses and other current assets	(2,398)	(296)
Accounts payable	14,134	9,799
Accrued liabilities	28,889	13,028
Deferred income taxes	(18,063)	998
Long-term retirement benefits	(11,469)	(16,026)
Other	(677)	461
Net cash provided by operating activities	167,763	160,111

Investing activities:
Proceeds from disposition of property, plant and equipment	401	715
Capital expenditures	(41,957)	(32,920)
Business acquisitions, net of cash acquired	(8,922)	(120,675)
Component Repair Program payments	—	(900)
Other	(3,000)	—
Net cash used by investing activities	(53,478)	(153,780)

Financing activities:
Net change in other borrowings	(14,103)	(9,321)
Payments on long-term debt	(60,897)	(263,578)
Proceeds from the issuance of long-term debt	89,118	288,982
Proceeds from the issuance of common stock	1,731	2,463
Common stock repurchases	(23,300)	(15,660)
Dividends paid	(22,042)	(20,444)
Withholding taxes paid on stock issuances	(4,851)	(4,881)
Other	(17,773)	3,406
Net cash used by financing activities	(52,117)	(19,033)

Effect of exchange rate changes on cash flows	5,856	717
Increase (decrease) in cash and cash equivalents	68,024	(11,985)

Cash and cash equivalents at beginning of period	66,447	83,926
Cash and cash equivalents at end of period	$134,471	$71,941

Barnes Group Inc. / 9

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Nine months ended September 30,
	2017	2016
Free cash flow:
Net cash provided by operating activities	$167,763	$160,111
Capital expenditures	(41,957)	(32,920)
Free cash flow (1)	$125,806	$127,191

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

Barnes Group Inc. / 10

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2017	2016	% Change		2017	2016	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$29,308	$34,958	(16.2)		$100,154	$99,445	0.7
Acquisition transaction costs	—	1,178			—	1,178
FOBOHA short-term purchase accounting adjustments	501	530			2,294	530
Restructuring actions	260	—			(1,392)	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$30,069	$36,666	(18.0)		$101,056	$101,153	(0.1)

Operating Margin - Industrial Segment (GAAP)	12.2%	16.7%	(450)	bps.	13.9%	16.3%	(240)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	12.5%	17.6%	(510)	bps.	14.0%	16.6%	(260)	bps.

Operating Profit - Aerospace Segment (GAAP)	$18,478	$16,859	9.6		$60,519	$41,359	46.3
Contract termination dispute charges	—	613			—	2,998
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$18,478	$17,472	5.8		$60,519	$44,357	36.4

Operating Margin - Aerospace Segment (GAAP)	15.8%	16.4%	(60)	bps.	17.6%	13.9%	370	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	15.8%	17.0%	(120)	bps.	17.6%	14.9%	270	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$47,786	$51,817	(7.8)		$160,673	$140,804	14.1
Acquisition transaction costs	—	1,178			—	1,178
FOBOHA short-term purchase accounting adjustments	501	530			2,294	530
Contract termination dispute charges	—	613			—	2,998
Restructuring actions	260	—			(1,392)	—
Operating Income as adjusted (Non-GAAP) (1)	$48,547	$54,138	(10.3)		$161,575	$145,510	11.0

Operating Margin (GAAP)	13.4%	16.6%	(320)	bps.	15.1%	15.5%	(40)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	13.6%	17.4%	(380)	bps.	15.2%	16.1%	(90)	bps.

Diluted Net Income per Share (GAAP)	$0.65	$0.67	(3.0)		$2.17	$1.81	19.9
Acquisition transaction costs	—	0.02			—	0.02
FOBOHA short-term purchase accounting adjustments	0.01	0.01			0.03	0.01
Contract termination dispute charges	—	0.01			—	0.03
Restructuring actions	—	—			(0.03)	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.66	$0.71	(7.0)		$2.17	$1.87	16.0

	Full-Year 2016		Full-Year 2017 Outlook
Diluted Net Income per Share (GAAP)	$2.48		$2.83	to	$2.88
Acquisition transaction costs	0.02
FOBOHA short-term purchase accounting adjustments	0.03			0.03
Contract termination dispute charges	0.03
Contract termination arbitration award	(0.03)
Restructuring actions	—			(0.02)
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.53		$2.84	to	$2.89

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its FOBOHA acquisition and the net gain from restructuring actions related to the closure and consolidation of two manufacturing facilities within the Industrial segment from its "as adjusted" financial measurements for 2017. The Company has excluded the following from its "as adjusted" financial measurements for 2016: 1) transaction costs related to its FOBOHA acquisition, 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges related to the contract termination dispute and 4) operating income related to the contract termination arbitration award and the non-operating interest income awarded. The tax effects of these items were calculated based on the respective tax jurisdiction of each item and range from approximately 19% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.